UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C.  20549

                                 FORM 4

               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).


1.  Name and Address of Reporting Person

                           SCOTT KIRKLAND ROBERTSON
                           12391 DEER PARK DRIVE
                           NEVADA CITY, CA  95945
                           USA

2.  Issuer Name and Ticker or Trading Symbol

                  ORIGINAL SIXTEEN TO ONE MINE, INC..
                                   OAU

3.  IRS or Social Security Number of Reporting Person (Voluntary)

4.  Statement for Month/Year:  SEPTEMBER 1999

5.  If Amendment, Date of Original (Month/Year)

6.  Relationship of Reporting person (s) to Issuer (Check all applicable)

   (X) Director   ( ) 10% Owner   (X) Officer (give title below)   ( ) Other

   Title:  TREASURER

7.  Individual or Joint/Group Filing (Check Applicable Line)

(X)  Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person

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
________________________________________________________________________________________________________________________
            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
________________________________________________________________________________________________________________________
1.  Title of      2. Transaction  3. Transaction  4. Securities Acquired (A)  5. Amount of  6. Ownership  7. Nature of
   Security            Date             Code          or Disposed of (D)        Securities    Form:         In-direct
                                                                                Beneficially  Direct (D)    Beneficial
                    Month/Day/                                                  Owned at End      or        Ownership
                       Year          Code     V     Amount  (A) or (D)  Price   of Month      Indirect (I)
________________________________________________________________________________________________________________________
Common Stock        08/03/98         P              2,000     A        $1.00    27,350           I          Partnership
Common Stock        09/30/99         P                500     A        $1.9375  27,850           I          IRA
________________________________________________________________________________________________________________________

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

                                Not Applicable


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



/s/Scott Kirkland Robertson
Scott Kirkland Robertson
Dated:  October 14, 1999